EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 9, 2005 (except for the first paragraph of Note 9, as to which the date is March 31, 2005), with respect to the consolidated financial statements of Cyberkinetics Neurotechnology Systems, Inc., included in Amendment No. 3 to the Registration Statement (Form SB-2 No. 333-139081) and related Prospectus of Cyberkinetics Neurotechnology Systems, Inc. to be filed on or about February 13, 2007 for the registration of 11,592,655 shares of its common stock.
/s/ Ernst & Young LLP

Boston, Massachusetts
February 13, 2007